CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  1 of 19

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. ______1____)1

                          Advanced Radio Telecom Corp.

                                (Name of issuer)

                          Common Stock, Par value $.001

                         (Title of class of securities)

                                   00754U-10-1

                                 (CUSIP number)

                                September 9, 1999

             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |x|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 19 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  2 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global GECC Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,250,000**

             WITH              8      SHARED DISPOSITIVE POWER



9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,705,790

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        45.2%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

*890,280 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  3 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global Management Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,250,000**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,705,790

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        45.2%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**890,280 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  4 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               269,990**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,423,760

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**192,300 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  5 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,258,780

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,258,780

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,258,780

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.4%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  6 of 19

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity II - Europe Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               125,000**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,382,040

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**89,030 of these shares are subject to agreements described in note *.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  7 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity II - PGGM Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               312,500**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,436,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**222,570 of these shares are subject to agreements described in note *.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page  8 of 19

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Oakstone Ventures Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               192,880**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,401,570

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**137,380 of these shares are subject to agreements described in note *.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 9 of 19






1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adwest Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               50,000**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,360,460

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

*35,610 of these shares are subject to agreements described in note *.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 10 of 19

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Crown Fund II C.V.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      0

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               192,880

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,401,570

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        44.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**137,380 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                 Page  11 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,258,780

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               3,652,030**

             WITH              8      SHARED DISPOSITIVE POWER
                                      0


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,293,550

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        46.9%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**1,704,550 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                   Page  12 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      61,524

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               168,274**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,438,314

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        45.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**76,030 of these shares are subject to agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                   Page 13 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,207

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,207

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,207

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00754U-10-0            Schedule 13G/A                  Page  14 of 19





1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,321,311

         BENEFICIALLY          6      SHARED VOTING POWER

                                      22,346,070*

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               3,831,511**

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,386,801

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        46.9%

12      TYPE OF REPORTING PERSON*

        CO, IA

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

*These shares are subject to a Purchase Agreement, Shareholders Agreement and Standstill Agreement. The above agreements are described in a Scheduled 13D which was filed on September 20, 1999.

**1,780,780 of these shares are subject to the agreements described in note*.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 15 of 19





Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Advanced Radio Telecom Corp. a Delaware Corporation (the "Corporation"). The address of the principal executive office of the Corporation is 500 108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:


                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware partnership;

                  (3) Advent Partners Limited Partnership, a Delaware partnership;

                  (4) Digital Media & Communications II Limited Partnership, a Delaware partnership;

                  (5) Oakstone Ventures Limited Partnership, a Delaware partnership;

                  (6) Advent Crown Fund II C.V., a Netherlands partnership;

                  (7) Adwest Limited Partnership, a Delaware partnership;

                  (8) Global Private Equity II - PGGM Limited Partnership, a Delaware partnership;

                  (9) Global Private Equity II - Europe Limited Partnership, a Delaware partnership;

                  (10) Advent Global Management Limited Partnership, a Delaware partnership;

                  (11) Advent Global GECC Limited Partnership, a Delaware partnership;

                  (12) Global Private Equity II Limited Partnership, a Delaware partnership;

                  (13) Advent International Investors II Limited Partnership, a Massachusetts partnership;

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 16 of 19




         The entities listed in subparagraph (1) through (13) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 00754U-10-0.

Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4.  Ownership.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of August 13, 1999) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                          Number of Shares
                                                                                Under
Reporting Person                                                 Common         Warrants             Total
Advent Global GECC Limited Partnership
                                                               1,250,000                        1,250,000
                                                               ---------                        ---------
Advent Global Management Limited
Partnership (1)                                                1,250,000                        1,250,000
Digital Media & Communications II
Limited Partnership                                              269,990                          269,990
Global Private Equity II Limited Partnership
                                                               1,189,673        69,107          1,258,780
Global Private Equity II-Europe Limited Partnership
                                                                 125,000                          125,000
Global Private Equity II-PGGM Limited
Partnership                                                      312,500                          312,500
Oakstone Ventures Limited Partnership                            192,880                          192,880
Advent Crown Fund II C.V.                                        192,880                          192,880
Adwest Limited Partnership                                        50,000                           50,000
Advent International Limited Partnership (2)
                                                               3,582,923        69,107          3,652,030
                                                               ---------        ------          ---------
Advent Partners Limited Partnership                              164,893         3,381            168,274
Advent International Investors II
Limited Partnership                                                1,149            58              1,207
Advent International Corporation (3)                           3,748,965        72,546          3,821,511
                                                               =========        ======          =========

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 17 of 19




         (1) Advent Global Management Limited Partnership is the general partner of Advent Global GECC Limited Partnership. As such, Advent Global Management Limited Partnership has the power to vote and dispose of the securities owned by Advent Global GECC Limited Partnership. The beneficial ownership of Advent Global Management Limited Partnership drives from such power.

         (2) Advent International Limited Partnership is the general partner of Global Private Equity II-Europe Limited Partnership, Digital Media & Communications II Limited Partnership, Oakstone Ventures Limited Partnership, Advent Crown Fund II C.V., Adwest Limited Partnership, Global Private Equity II-PGGM Limited Partnership, Global Private Equity II Limited Partnership, and Advent Global Management Limited Partnership, which in turn is the general partner of Advent Global GECC Limited Partnership. As such, Advent International Limited Partnership has the power to vote and dispose of the securities of owned by the aforementioned entities. The beneficial ownership of Advent International Limited Partnership derives from such power.

         (3) Advent International Corporation is the general partner of Advent Partners Limited Partnership, Advent International Investors II Limited Partnership, and Advent International Limited Partnership, which in turn is the general partner of Global Private Equity II-Europe Limited Partnership, Digital Media & Communications II Limited Partnership, Oakstone Ventures Limited Partnership, Advent Crown Fund II C.V., Adwest Limited Partnership, Global Private Equity II-PGGM Limited Partnership, Global Private Equity II Limited Partnership, and Advent Global Management Limited Partnership, which in turn is the general partner of Advent Global GECC Limited Partnership. As such, Advent International Corporation has the power to vote and dispose of the securities of owned by the aforementioned entities. The beneficial ownership of Advent International Corporation derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 18 of 19




Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10. Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 00754U-10-0            Schedule 13G/A                    Page 19 of 19





                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 14, 2000


GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
GLOBAL PRIVATE EQUITY II - EUROPE LIMITED PARTNERSHIP
GLOBAL PRIVATE EQUITY II - PGGM LIMITED PARTNERSHIP
DIGITAL MEDIA & COMMUNICATIONS II LIMITED PARTNERSHIP
OAKSTONE VENTURES LIMITED PARTNERSHP
ADVENT CROWN FUND II C.V.
ADWEST LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT GLOBAL GECC LIMITED PARTNERSHIP
By:      Advent Global Management Limited Partnership,
         General Partner
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT PARTNERS LIMITED PARTNERSHIP
ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy, Vice President*

*For all of the above:

/s/Janet L. Hennessy
Janet L. Hennessy, Vice President